EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

SigmaTron International, Inc.

Elk Grove Village, Illinois

We hereby consent to the incorporation by reference in the Registration Statements on Form S8 (Nos. 333-52044, 333-166210, and 333-178478) of SigmaTron International, Inc. of our report dated July 26, 2013, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP
Chicago, Illinois

July 26, 2013